Exhibit 99.1

Poniard Pharmaceuticals Announces Name Change Effective and
Highlights Targeted Objectives for Picoplatin Clinical Program

—Initial Results from Clinical Trials Expected by End of This Year—

Seattle and San Francisco (June 19, 2006)—Poniard Pharmaceuticals, Inc. (Nasdaq: PARD) today announced that its name change from NeoRx Corporation to Poniard Pharmaceuticals is now effective and its common stock will begin trading under the symbol PARD at the opening of Nasdaq trading today.

“We are continuing to execute on our plan to position Poniard as a specialty pharmaceutical company focused on innovative oncology products,” said Jerry McMahon, Ph.D., chairman, president and CEO of the Company. “We have completed a $65 million financing, are expanding and accelerating the clinical development of our lead product candidate, picoplatin, and are working to build behind it a diverse portfolio of cancer therapeutics through in-house research and strategic collaborations, partnerships, in-licensing and acquisitions.”

Picoplatin Development Momentum

Picoplatin is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. It is being studied in an ongoing multi-center Phase 2 clinical trial in patients with small cell lung cancer and in Phase 1/2 clinical trials in patients with colorectal cancer and prostate cancer. The Company’s targeted objectives for picoplatin include:

Small cell lung cancer: Completion of patient enrollment and announcement of initial data from the ongoing Phase 2 trial by year’s end. The Phase 2 trial is designed to confirm the clinical activity of picoplatin as second-line therapy in patients with platinum-sensitive or -refractory small cell lung cancer who have failed a prior platinum-based chemotherapy. The Company will also evaluate these data in consideration of initiating a Phase 3 program in 2007.

Colorectal cancer: Completion of the ongoing Phase 1 trial and initiation of the Phase 2 component of this study by the end of this year. The Phase 1/2 trial is evaluating increasing doses of picoplatin in combination with fluorouracil and leucovorin for the potential front-line treatment of colorectal cancer patients newly diagnosed with metastatic disease. If found to be safe and effective, picoplatin could be a neuropathy-sparing substitute for oxaliplatin (Eloxatin®), which is part of the FOLFOX regimen that is the current standard of care for the treatment of metastatic colorectal cancer in the United States and Europe.

Prostate cancer: Completion of the Phase 1 trial and initiation of the Phase 2 component of this study by the end of 2006. The Phase 1/2 study is evaluating picoplatin as front-line therapy in the treatment of patients with stage IV (metastatic) hormone-refractory prostate cancer who are newly diagnosed and have not received previous chemotherapy. The multi-center trial is designed to determine the safety and efficacy of picoplatin when administered every three weeks with docetaxel. If found to be safe and effective, picoplatin could become the first platinum approved for use in combination with docetaxel to treat prostate cancer.

Oral picoplatin: Initiation of a Phase 1 trial of an oral formulation of picoplatin in 2007. Unlike current platinum based therapeutics in use today, picoplatin has in preclinical studies demonstrated up to 40 percent bioavailability.

In addition, the Company is targeting the in-licensing of a protein kinase inhibitor by the end of the year from Scripps Florida, with which Poniard has an ongoing research collaboration.

Important Information About Stock Certificates

Stock certificates of NeoRx are considered stock certificates of Poniard Pharmaceuticals, and no exchange of NeoRx stock certificates is required. Securities of NeoRx Corporation by operation of law automatically became securities of Poniard Pharmaceuticals at the time of the corporate name change. Although exchanging stock certificates is not necessary, shareholders who would like to do so should refer to the additional information under “Investor FAQs” in the Investors section on the Company’s website.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is designed to overcome platinum resistance associated with the treatment of solid tumors. As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, planned research and development programs and clinical trial activities, including certain targeted objectives and the timing of the potential attainment thereof. The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc. All Rights Reserved.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
750 Battery Street, Suite 400
San Francisco, CA  94111
206-286-2517
jrathbun@poniard.com

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